Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ultimate Rack, Inc.
(A Development Stage Company)

We hereby consent to the use in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated February 5, 2014, relating to the balance sheets of Ultimate Rack, Inc. (the “Company”) as of October 31, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended and for the period from July 19, 2010 (inception) through October 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
February 18, 2014